EXHIBIT 99.1

CONTACT:	Craig Smith
Time America, Inc.
(800) 561-6366 x442
craigs@timeamerica.com

FOR IMMEDIATE RELEASE

TIME AMERICA ANNOUNCES RECORD FISCAL FIRST QUARTER REVENUE

Revenue increases 29% over prior year quarter

TEMPE, Ariz, November 3, 2004 — Time America, Inc. (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its fiscal first quarter ended September 30, 2004.

Revenue for the quarter ended September 30, 2004 was $1,453,825, a 29% increase over revenue of $1,126,397 in the year-ago quarter.  The net loss from operations for the quarter ended September 30, 2004 was $99,582, compared to a net loss from operations of $141,755 for the year-ago quarter and a net loss from operations of $304,644 for the sequential quarter ended June 30, 2004.  The net loss for the quarter ended September 30, 2004 was $192,331, or $.01 per basic and diluted share, compared to a net loss of $161,573, or $.01 per basic and diluted share for the year-ago quarter, and a net loss of $396,463 or $.03 per basic and diluted share for the quarter ended June 30, 2004.

The Company experienced a gross profit in the quarter of 61% versus 54% in the prior year’s quarter.  The gross profit on professional services was 63% in the quarter versus 41% in the year-ago quarter, fueled by services performed for a Fortune 100 account.  The revenue breakdown in the quarter was 54% generated from channel partners and 46% generated by corporate sales.  This breakdown compares to 62% from channel partners and 38% from corporate sales in the year-ago quarter.

“We targeted our organic revenue growth at 20% - 30% compared to the same periods last year.  I am pleased that we achieved the high end of that range in our first fiscal quarter.   Deferred revenue increased by $331,000 in the quarter which, when combined with the increase in revenue in the quarter, resulted in a 40% increase in sales activity versus the quarter ended June 30, 2004.  We also reduced the net loss by 51% versus the quarter ended June 30, 2004, which is a significant achievement, “stated Thomas Bednarik, President and CEO.

“More and more of our clients are opting for the hosted version of our web-based solution, NETtime® as evidenced by the revenue growth in this area of 46% over the same period last year.  A large part of this growth is as a result of the strategy we have implemented relative to the private branding and co-branding of our NETtime solution.  We now have over 50 partner companies that represent our solution to their base of customers.  Recently, we have made investments in both hardware and software to support this service at the AT&T data center which hosts NETtime.  These investments will provide us with increased capacity to support our growth and faster response times to our clientele.” added Bednarik.

“We closed some significant orders in the quarter, most notably, an approximate $200,000 contract with the Phoenix Elementary School District for ExtendTime, which is the Cisco Certified version of our NETtime solution that runs on the client’s Cisco IP Phones and VoIP network.  This is a prime example of improving the ROI of a client’s VoIP system purchase as we are adding our workforce management application on top of the client’s existing infrastructure.  The implementation of this system should be completed by calendar year-end.

On the partner side, we entered into agreements with 16 new resellers during the quarter and one large Human Resource Outsourcer (HRO).  We believe our product suite is an excellent fit with the needs of the HRO’s customers as they scale from small up to enterprise businesses.  Additionally, our partner relationship with Intuit continues to move forward as we have closed eight new joint accounts in fiscal Q1,” continued Bednarik.

The Company will hold a conference call today at 4:30 p.m. EST to discuss its first fiscal quarter results.  To participate, call 800-865-4425 five minutes prior to the start of the call, or log on to www.kcsa.com for a live webcast of the call.  There will also be a replay of the call available until November 10, 2004 by dialing 877-519-4471 and entering the access code 5341603.

About Time America, Inc.

Time America, Inc. (TMAM.OB) has been providing innovative time and labor management solutions for over 17 years. By leveraging innovative technology, our family of software and hardware solutions helps organizations track and transform basic labor data into strategic information that improves workforce productivity and the utilization of labor resources. Time America solutions are used by more than 20,000 companies worldwide including ARAMARK Corporation, the University of Southern California, Thrifty Rental Car, the Texas Legislative Council and the Mesa Air Group. The Deloitte Technology Fast 500 honored Time America as one of the 500 fastest growing technology companies in North America for 2004 and 2003.

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

This release and prior releases are available on the Company’s Worldwide Web site at www.timeamerica.com.

###

NETtime is a registered trademark of Time America, Inc. All other names are the property of their respective owners.

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	June 30, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,840,826	$2,058,929
Accounts receivable — trade, net	1,339,294	1,028,850
Inventory	443,187	370,784
Prepaid expenses and other current assets	203,363	290,546

Total Current Assets	3,826,670	3,749,109

Property and equipment, net	204,372	203,309
Other Assets	212,665	234,641

Total Assets	$4,243,707	$4,187,059

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$788,032	$756,353
Accounts payable	320,315	368,230
Accrued liabilities	289,690	187,385
Deferred revenue	747,310	416,514

Total Current Liabilities	2,145,347	1,728,482

Long-term debt, less current portion	2,169,098	2,337,345

Total Liabilities	4,314,445	4,065,827

Commitments:	-	-

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 13,601,052 and 13,599,552 shares issued and outstanding	68,006	67,998
Contributed capital	8,027,474	8,027,121
Accumulated deficit	(8,166,218)	(7,973,887)

Total Stockholders’ Equity (Deficit)	(70,738)	121,232

Total Liabilities and Stockholders’ Equity (Deficit)	$4,243,707	$4,187,059

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	September
	2004	2003
	(unaudited)	(unaudited)
Revenues:
Product sales	$998,930	$898,328
Services revenue	454,895	228,069

Total Revenues	1,453,825	1,126,397

Cost of Revenues:
Product	398,732	386,024
Services	167,221	135,554

Total Cost of Revenues	565,953	521,578

Gross Profit	887,872	604,819

Costs and Expenses:
Sales and marketing	464,103	390,293
Research and development	287,772	171,632
General and administrative	235,579	184,649

Total Costs and Expenses	987,454	746,574

Net Loss from Operations	(99,582)	(141,755)

Other Income (Expense):
Interest expense	(98,511)	(19,811)
Other	—	(7)
Interest income	5,762	—

	(92,749)	(19,818)

Net Loss	$(192,331)	$(161,573)

Basic Loss per Share	$(0.01)	$(0.01)

Weighted Average Number of Shares Outstanding	13,600,188	11,476,709